Exhibit 23.1

The Audit Committee of the Board of Directors
The Smith & Wollensky Restaurant Group, Inc.,

We consent to incorporation by reference in the registration statement (No. 333-100573) on Form S-8 of The Smith & Wollensky Restaurant Group, Inc. of our report dated March 10, 2003, except as to note 20, which is as of March 28, 2003, relating to the consolidated balance sheets of The Smith & Wollensky Restaurant Group, Inc. and subsidiaries as of December 30, 2002 and December 31, 2001, and results of their operations and their cash flows, and changes in stockholders' deficit for the years ended December 30, 2002, December 31, 2001 and January 1, 2001, which report appears in the December 30, 2002 annual report on Form 10-K of The Smith & Wollensky Restaurant Group, Inc.

Our report dated March 10, 2002, except as to note 20, which is as of March 28, 2003, contains an explanatory paragraph that states the Company, as discussed in Note 2(j) to the financial statements,adopted FASB 142, "Goodwill and Other Intangible Assets" and FASB 144, "Accounting for the Impairment or Disposal of Long-lived Assets," as of January 1, 2002.

                      /s/ KPMG LLP

New York, New York
March 28, 2003